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                                  Exhibit 99

                       Press Release Dated May 30, 2000
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Date:     May 30, 2000

Contact:  Larry R. Goddard
          Investor Relations Department
          (402) 390-6553


                             FOR IMMEDIATE RELEASE
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Commercial Federal Names David S. Fisher Chief Financial Officer
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     OMAHA, Nebraska (May 30, 2000) - Commercial Federal Corporation (NYSE:
CFB), the parent company of Commercial Federal Bank, a major regional bank with offices in eight mid-western states, today announced the appointment of David S. Fisher as chief financial officer.

     Mr. Fisher, (age 44), joins Commercial Federal from Associated Banc Corp, where he served as senior vice president and treasurer, responsible for financial analysis and planning, investments, funding, ALCO, treasury and accounting. Previously, he was senior vice president and director of funds management and bank investments at First of America Bank Corporation where he began his banking career in 1978.

     In his new position as Commercial Federal's chief financial officer, Mr. Fisher will report to William A. Fitzgerald, chairman of the board and chief executive officer.

     In announcing the appointment, Mr. Fitzgerald said, "David Fisher brings a broad range of major bank holding company experience and accomplishments to Commercial Federal.
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     "His expertise in profitability analysis, financial planning, investment, funding and treasury functions will greatly enhance our efforts to maximize the efficiency of our operations and value for our shareholders. He will be an immediate asset to our management team."

     Mr. Fisher, a graduate of Kalamazoo College, also completed graduate work in finance, economics and business at Western Michigan University, University of Michigan and Central Michigan University.

     He is a past Funds Management Committee chairman of the Michigan Bankers Association and serves on the board of directors of St. Paul United Methodist Church.

     Commercial Federal Corporation is the parent company of Commercial Federal Bank, which currently operates 255 retail offices in Iowa, Nebraska, Kansas, Colorado, Oklahoma, Missouri, Arizona, and Minnesota.



NOTE: Certain statements contained in this release are forward-looking in nature. These statements are subject to risks and uncertainties that could cause Commercial Federal's actual results or financial condition to differ materially from those expressed in or implied by such statements. Factors of particular importance to Commercial Federal include but are not limited to changes in general economic conditions, and price levels and conditions in the public securities markets generally.